Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
(609) 452-4807 www.covance.com

COVANCE REPORTS STRONG EARNINGS GROWTH OF 28% TO $0.46 PER SHARE

– Revenue Growth Accelerates to 17.1%; Backlog Grows 19.6% to $1.5 Billion–

Princeton, New Jersey, July 20, 2005 – Covance Inc.  (NYSE: CVD) today reported earnings for its second quarter ended June 30, 2005 of $0.46/diluted share and net revenue of $294.0 million.

“Covance again delivered strong financial results highlighted by acceleration in revenue growth to 17.1%, backlog growth of 19.6%, and EPS growth of 27.8%,” said Joe Herring, President and Chief Executive Officer.  “Our market-leading laboratory-based service offerings – toxicology in Early Development and central laboratory in Late-Stage Development – each achieved strong revenue and margin growth during the second quarter.  Early Development net revenue grew 15.8% and Late-Stage Development net revenue grew 18.3% over last year.  Both segments also reported strong profitability as Early Development operating margins remained above the 24% level for the second consecutive quarter and Late-Stage Development margins grew to 17.4%, a 240 basis point increase from last year.”

“Overall company productivity, as measured by revenue per employee and operating margin per employee, again increased on both a year-over-year and sequential basis.  Operating margins remain strong at 14.3%.  On the business development front, we are very pleased to report second quarter net orders of $356 million. This was our second highest net order quarter, driving our backlog to a record high $1.5 billion. We continue to target 2005 earnings of at least $1.88 per share.”

Consolidated Results

($ in millions except EPS)	2Q05	2Q04	Change	2005 YTD	2004 YTD	Change
Net Revenues	$294.0	$251.0	17.1%	$575.2	$495.2	16.2%
Reimbursable Out-of-Pockets	$13.4	$7.6		$25.0	$14.9
Total Revenues	$307.4	$258.6		$600.2	$510.1

Costs and Expenses	$252.1	$217.0	16.2%	$492.4	$429.1	14.8%
Reimbursable Out-of-Pockets	$13.4	$7.6		$25.0	$14.9
Total Costs and Expenses	$265.5	$224.6		$517.4	$444.0

Operating Income	$41.9	$34.0	23.2%	$82.8	$66.1	25.2%
Operating Margin%	14.3%	13.6%		14.4%	13.3%

Net Income	$29.6	$23.3	26.9%	$58.4	$45.5	28.5%
Diluted EPS	$0.46	$0.36	27.8%	$0.92	$0.70	31.4%

Net revenues for the second quarter of 2005 increased 17.1% to $294.0 million compared to $251.0 million in the second quarter of 2004.  Year-to-date net revenues increased 16.2% to $575.2 million compared to $495.2 million in the prior year.

Costs and expenses for the second quarter of 2005 increased 16.2% to $252.1 million compared to $217.0 million in the second quarter of 2004.  Year-to-date, costs and expenses increased 14.8% to $492.4 million compared to $429.1 million in the prior year.

Consolidated operating income for the second quarter of 2005 increased 23.2% to $41.9 million compared to $34.0 million in the second quarter of 2004.  Operating margin for the second quarter of 2005 was 14.3% compared to 13.6% for the second quarter of last year.  Year-to-date, operating income increased 25.2% to $82.8 million compared to $66.1 million in the prior year.

Net income for the second quarter of 2005 increased 26.9% to $29.6 million or $0.46/diluted share compared to $23.3 million or $0.36/diluted share for the second quarter of last year.  Year-to-date, net income increased 28.5% to $58.4 million or $0.92/diluted share compared to $45.5 million or $0.70/diluted share for the same period in 2004.

Operating Segment Results

Early Development

($ in millions)	2Q05	2Q04	Change	2005 YTD	2004 YTD	Change
Net Revenues	$139.8	$120.7	15.8%	$270.7	$236.0	14.7%
Operating Income	$33.7	$27.9	20.8%	$65.7	$54.8	19.8%
Margin %	24.1%	23.1%		24.3%	23.2%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services.  Early Development net revenues for the second quarter of 2005 were up a strong 15.8% to $139.8 million compared to $120.7 million in the second quarter of 2004, led by global toxicology and our North American Phase I clinic. Our European Phase I clinic experienced both year-over-year and sequential growth as the impact of the European Clinical Trial Directive continues to diminish.  Year-to-date, net revenues grew 14.7% to $270.7 million compared to $236.0 million in the prior year.

Operating income for the second quarter of 2005 increased 20.8% to $33.7 million compared to $27.9 million for the second quarter of last year.  Operating margin for the second quarter of 2005 was 24.1%, up 100 basis points from the 23.1% in the second quarter of the prior year.  Operating margin strength was broad-based, reflecting continued strong performances in our toxicology, chemistry and Phase I services.  Year-to-date, operating margins were 24.3% compared to 23.2% in the prior year.

Late-Stage Development

($ in millions)	2Q05	2Q04	Change	2005 YTD	2004 YTD	Change
Net Revenues	$154.2	$130.3	18.3%	$304.5	$259.2	17.5%
Operating Income	$26.9	$19.5	37.9%	$52.5	$38.0	38.4%
Margin %	17.4%	15.0%		17.3%	14.6%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (Phase IV studies and market access services), and cardiac safety services.  Late-Stage Development net revenues for the second quarter of 2005 grew a strong 18.3% to $154.2 million compared to $130.3 million in the second quarter of 2004, driven primarily by robust performances by our central laboratory and cardiac safety services.  Year-to-date, net revenues grew 17.5% to $304.5 million compared to $259.2 million in the prior year.

Operating income for the second quarter of 2005 grew 37.9% to $26.9 million compared to $19.5 million in the second quarter of the prior year.  Operating margin for the second quarter of 2005 was 17.4%, up 240 basis points from 15.0% in the second quarter of the prior year.  Operating margin strength was driven by our central laboratory, cardiac safety, and market access services.  Year-to-date, operating margins were 17.3% compared to 14.6% in the prior year.

Corporate Information

The Company’s backlog at June 30, 2005 grew nearly 20%, or $246 million, to $1.502 billion compared to $1.256 billion at June 30, 2004. Backlog grew $38 million sequentially from the first quarter 2005 level of $1.464 billion despite a foreign exchange impact of $24 million.

The Company reported cash and cash equivalents of $132.5 million at June 30, 2005 versus $162.7 million at March 31, 2005.  During the second quarter, Covance repurchased 963,200 shares of its common stock for approximately $42.9 million. Year to date, Covance repurchased 1,195,500 shares of its common stock for approximately $53.2 million.

Capital expenditures for the second quarter were $31.2 million and totaled $54.9 million in the first half of 2005.  Free cash flow (cash from operations less capital spending) was $14.1 million in the quarter and -$3.2 million year to date.  We now expect 2005 capital spending to be in the range of $140-$150 million, reflecting additional investment opportunities, and 2005 free cash flow (cash from operations less capital spending) to be in the range of $20-$30 million.

Net Days Sales Outstanding (DSO) were 60 days at June 30, 2005 versus 55 days at March 31, 2005 and 52 days at June 30, 2004.

The Company’s investor conference call will be webcast on July 21 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1 billion, global operations in 17 countries, and approximately 7,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Net revenues	$293,963	$250,995	$575,228	$495,238
Reimbursable out-of-pockets	13,449	7,622	24,967	14,879
Total revenues	307,412	258,617	600,195	510,117

Costs and expenses:
Cost of revenue	195,714	167,120	382,486	328,696
Reimbursed out-of-pocket expenses	13,449	7,622	24,967	14,879
Selling, general and administrative	44,490	38,393	86,626	77,247
Depreciation and amortization	11,833	11,453	23,334	23,191
Total costs and expenses	265,486	224,588	517,413	444,013

Income from operations	41,926	34,029	82,782	66,104

Other (income) expense, net:
Interest income, net	(975)	(200)	(1,987)	(744)
Foreign exchange transaction loss, net	369	218	951	418
Other (income) expense, net	(606)	18	(1,036)	(326)

Income before taxes and equity investee earnings	42,532	34,011	83,818	66,430

Taxes on income	13,041	10,885	25,759	21,401

Equity investee earnings	59	169	355	435

Net income	$29,550	$23,295	$58,414	$45,464

Basic earnings per share	$0.47	$0.37	$0.93	$0.73

Weighted average shares outstanding - basic	62,506,556	62,512,302	62,630,820	62,553,616

Diluted earnings per share	$0.46	$0.36	$0.92	$0.70

Weighted average shares outstanding - diluted	63,651,043	64,795,264	63,820,766	64,726,789

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2005 and DECEMBER 31, 2004

(Dollars in thousands)

	June 30	December 31
	2005	2004
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$132,514	$177,712
Accounts receivable, net	193,460	178,518
Unbilled services	74,079	63,220
Inventory	36,572	40,999
Deferred income taxes	8,649	8,042
Prepaid expenses and other current assets	51,635	40,463
Total Current Assets	496,909	508,954

Property and equipment, net	341,257	319,747
Goodwill, net	57,249	56,876
Other assets	38,066	39,108

Total Assets	$933,481	$924,685

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$27,884	$24,346
Accrued payroll and benefits	52,985	63,143
Accrued expenses and other current liabilities	35,907	39,722
Unearned revenue	73,847	87,325
Income taxes payable	14,867	4,590
Total Current Liabilities	205,490	219,126

Deferred income taxes	44,693	46,104
Other liabilities	23,194	21,769
Total Liabilities	273,377	286,999

Stockholders’ Equity:
Common stock	712	700
Paid-in capital	328,803	289,952
Retained earnings	551,606	493,192
Cumulative translation adjustment	21,555	41,451
Treasury stock	(242,572)	(187,609)
Total Stockholders’ Equity	660,104	637,686

Total Liabilities and Stockholders’ Equity	$933,481	$924,685

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Dollars in thousands)

(UNAUDITED)

	Six Months Ended June 30
	2005	2004
Cash flows from operating activities:
Net income	$58,414	$45,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,334	23,191
Stock issued under employee benefit and stock compensation plans	6,913	6,428
Deferred income tax provision	(2,018)	(1,977)
Other	185	(237)
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(14,942)	(3,411)
Unbilled services	(10,859)	(10,056)
Inventory	4,484	609
Accounts payable	3,538	2,658
Accrued liabilities	(13,973)	(451)
Unearned revenue	(13,478)	(10,945)
Income taxes payable	18,247	9,593
Other assets and liabilities, net	(8,129)	(7,488)
Net cash provided by operating activities	51,716	53,378

Cash flows from investing activities:
Capital expenditures	(54,892)	(23,280)
Acquisition of business	(873)	—
Equity investment	—	(20,741)
Other, net	44	71
Net cash used in investing activities	(55,721)	(43,950)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	23,980	40,623
Purchase of treasury stock	(54,963)	(70,105)
Net cash used in financing activities	(30,983)	(29,482)

Effect of exchange rate changes on cash	(10,210)	1,064

Net change in cash and cash equivalents	(45,198)	(18,990)

Cash and cash equivalents, beginning of period	177,712	171,600

Cash and cash equivalents, end of period	$132,514	$152,610